EXHIBIT 10.4

AMENDMENT TO THE

MORGAN STANLEY 401(k) PLAN

Morgan Stanley Services Group Inc. (the “Company”) hereby amends the Morgan Stanley 401(k) Plan, effective as of the dates set forth herein, as follows:

1.	Effective January 1, 2019, Section 2, Definitions, is amended by inserting the following after the second sentence in the definition of “Earnings”:

“Effective January 1, 2019, Earnings shall also include amounts paid to Financial Advisors in the Client Assistance Center intended to smooth the transition from a base salary and commission pay arrangement to a base salary and bonus pay arrangement. Notwithstanding the foregoing sentence, all such payments shall be included as Earnings for purposes of determining Company Contributions under the Plan, but no such amounts paid before April 1, 2019 shall be included in any Elective Deferral election by the Participant.”

2.	Effective January 1, 2020, Section 2, Definitions, is further amended by inserting the following at the end of the definition of “Eligible Employee”:

“Notwithstanding the preceding sentence, effective January 1, 2020, the term ‘Eligible Employee’ shall include any Employee coded and paid as an hourly employee who is first hired or first transferred to a Participating Company as of the later of January 1, 2020 or the Employee’s hire date.”

3.	Effective January 1, 2020, Section 2, Definitions, is further amended by inserting the phrase “or an Hourly Employee” at the end of the definition of “Full Time Employee.”

4.	Effective January 1, 2020, Section 2, Definitions, is further amended by inserting the following new definition in appropriate alphabetical order:

“ ‘Hourly Employee’ means, an Eligible Employee who is paid on an hourly basis.”

5.	Effective January 1, 2020, Section 3, Participation, is amended to re-designate subsection 3(a)(iii) as subsection 3(a)(iv) and to insert the following as a new subsection 3(a)(iii):

“(iii)    Effective January 1, 2020, an Employee who is hired as an Hourly Employee may elect to become a Participant on any Entry Date coincident with the later of (A) his or her Employment Commencement Date or (B) January 1,

2020, without regard to the number of hours he or she is scheduled to work per week.. Such an individual shall become eligible to receive Company Contributions, subject to Section 6, on the first day he or she may elect to become a Participant pursuant to the foregoing provisions.”

6.	Effective January 1, 2020, Section 6, Company Contributions, is amended to replace subsection 6(d)(ii)(C) with the following:

“(C) prior to January 1, 2020, the mortality table issued by the Internal Revenue Service in Revenue Ruling 2007-67 projected to 2020 using projection scale AA, and after December 31, 2019, the mortality table issued by the Internal Revenue Service in Internal Revenue Service Notice 2019-26, except that no mortality is assumed prior to age 65, and”

7.
Effective July 1, 2019, Appendix A, IIG Participating Companies, is amended by inserting “through July 1, 2019” at the end of the entry for Morgan Stanley International Incorporated, and inserting new entries as follows:

“Morgan Stanley International Holdings Inc. (“MSIHI”), with respect to MSIHI employees primarily servicing business units or cost centers of otherwise Participating Companies, effective July 1, 2019”

8.
Effective July 1, 2019, Appendix B, Morgan Stanley Participating Companies, is amended by inserting “- July 1, 2019” at the end of the Date of Adoption entry for Morgan Stanley International Incorporated, and inserting a new entry as follows:

“Morgan Stanley International Holdings Inc. (“MSIHI”), excluding effective July 1, 2019, MSIHI employees primarily servicing business units or cost centers of subsidiaries of the former DWD, determined immediately prior to DWD’s merger with Morgan Stanley Group Inc., that are not participating Employers under DPSP”
July 1, 2019

9.    Effective January 1, 2020, Appendix B, Morgan Stanley Participating Companies, is amended by inserting a new entry at the end thereof as follows:

“Solium Capital LLC or Capshare LLC. Any individual who became an Eligible Employee in connection with the acquisition of Solium Capital LLC and Capshare LLC pursuant to the Plan of Arrangement Under Section 193 of the Business Corporations Act (Alberta) involving Morgan Stanley, Morgan Stanley Rose AcquisitionCo ULC (F/K/A 2172350 Alberta Ltd.) and Solium Capital Inc. effected as of May 1, 2019, and who was, immediately prior to becoming an Eligible Employee, an employee of Solium Capital LLC or Capshare LLC, shall (i) become eligible to commence participation in the Plan effective January 1, 2020, and (ii) the term “Period of Service” shall include such individual’s service with Solium Capital LLC or Capshare LLC for purposes of determining the vested percentage of such Eligible Employee’s Plan Benefit pursuant to Section 10 of the Plan. An Hour of Service as defined in Section 4(b) of the Plan shall include each hour for which a former employee of Solium Capital LLC or Capshare LLC was paid, or entitled to payment, for the performance of services for Solium Capital LLC or Capshare LLC.

The Solium Capital, LLC, 401(k) Retirement Plan (the “Solium 401(k) Plan”) shall be merged with and into the Plan effective at the end of December 31, 2019. The contributions, benefits and other rights of Participants in the Solium 401(k) Plan with respect to the period prior to such merger are determined under the terms of the Solium 401(k) Plan as in effect prior to its merger with the Plan. Any person who was covered under the Solium 401(k) Plan prior to its merger with the Plan and who was entitled to benefits under the provisions of the Solium 401(k) Plan as in effect prior to its merger with the Plan shall continue to be entitled to the same amount of accrued benefits without change under the Plan, and such benefits under the provisions of the Solium 401(k) Plan shall vest in accordance with the provisions of the Solium 401(k) Plan in effect immediately prior to such merger or, if sooner, in accordance with the provisions of this Plan; provided, however, that effective on December 31, 2019, for benefits with annuity starting dates beginning on or after December 31, 2019, the forms of distribution (including for these purposes, the time, manner and medium of distribution) available with respect to such accrued benefits shall be the forms of distribution available under the otherwise applicable provisions of the Plan (plus any other forms of distribution that were available under the Solium 401(k) Plan immediately prior to December 31, 2019 and that may not be eliminated under Code section 411(d)(6)).”

* * * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf as of this 12th day of December, 2019.

MORGAN STANLEY SERVICES GROUP INC.

By:    /s/ Jeffrey Brodsky

Title:    Chief Human Resources Officer